Exhibit 10.26

September 4, 2020

Motorsport Network, LLC

5972 NE 4th Avenue,

Miami, FL 33137, USA

Attn: Mike Zoi, Manager

Dear Mr. Zoi:

This side letter agreement (this “Letter Agreement”) is being entered into in connection with that that certain Promissory Note (the “Note”) dated April 1, 2020, made by Motorsport Gaming US LLC, a Florida limited liability company (“Maker”), for the benefit of Motorsport Network, LLC, a Florida limited liability company (“Holder”).

Effective as of the date hereof, Holder hereby agrees to not demand or otherwise accelerate any amount due under the Note that would otherwise constrain the Maker’s liquidity position, including the Maker’s ability to continue as a going concern

This Letter Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without regard to its principles of conflicts of law. If the foregoing accurately sets forth our understanding, please indicate your acceptance by signing below and returning a signed copy of this letter to my attention at dk@motorsport.com.

Sincerely,

Motorsport Gaming US LLC

By:	/s/ Dmitry Kozko
Dmitry Kozko, CEO

Accepted and agreed:
Motorsport Network, LLC

By:	/s/ Mike Zoi
Name:	Mike Zoi
Title:	Manager
Date:	September 4, 2020